UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2016

APOLLO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37392	46-3837784
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

700 N. Brand Blvd., Suite 1400, Glendale, CA 91203

(Address of principal executive offices) (zip code)

(818) 396-8050

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

On March 1, 2016, ApolloMed Care Clinic, a Professional Corporation, a California professional corporation (“ACC”), an affiliate of Apollo Medical Holdings, Inc. (the “Company”), and Warren Hosseinion, M.D., as nominee shareholder of ACC for the benefit of Apollo Medical Management, Inc. (“AMM”), entered into a Stock Purchase Agreement (the “Agreement”) with Robert Tracy, D.O., Inc. (“Tracy”), pursuant to which ACC sold to Tracy, and Tracy purchased from ACC, certain assets (the “Acquired Assets”) of ACC. The purchase price was $60,000, consisting of $10,000 paid by Tracy at closing and a non-interest bearing promissory note dated March 1, 2016 in the principal amount of $50,000, payable in equal installments over 10 months on the first day of each month (the “Note”). In the event of a default as specified in the Note, ACC may, among its remedies, declare the unpaid balance of the Note immediately due and owing. The original terms of the Note provided that it was supposed to be secured by the assets of the medical practice.

The Agreement also contained other provisions typical of a transaction of this nature, including without limitation, representation and warranties, post-closing covenants, the handling of patient records, mutual indemnification by the parties, governing law, arbitration of disputes and venue for arbitration.

Shortly after consummating the transaction, management of the Company concluded that certain changes needed to be made to the documentation of the transaction to more accurately reflect the terms of the original transaction and correct certain clerical errors that were made in the original documentation of the transaction, including the caption of the Agreement, certain terms contained therein, the caption of the Note and certain terms contained therein.

Accordingly, ACC, Tracy and Warren Hosseinion, M.D., as nominee shareholder of ACC for the benefit of AMM, entered into a First Amendment to Stock Purchase Agreement and to Non-Interest Bearing Secured Promissory Note dated as of March 1, 2016 (the “Amendment”), clarifying, among other things, that, notwithstanding certain language contained in the Agreement, the parties always intended that the transaction was meant to be the sale and purchase of the scheduled Acquired Assets and the assumption of a certain scheduled liability, and not the sale and purchase of the stock of ACC. The Amendment further confirmed that the Acquired Assets were sold to Tracy “as is and where is” and that ACC made no representations or warranties with respect thereto. The Amendment further clarified that no intellectual property was included among the Acquired Assets and Tracy has no rights thereto, including, without limitation, the right to use the word “Apollo” or any variation or derivation of such word or such name, in connection with its business or the use of the Acquired Assets.

Additionally, the Company assumed financial responsibility for the remaining few months of a certain vendor agreement that was among the Acquired Assets, since it was unclear if the consent of the third party vendor to assign the agreement could be obtained. In exchange for this assumption of liability by the Company, the Amendment increased the principal amount of the Note from $50,000 to $51,000, the $1,000 difference representing the approximate value of the remaining payments under the service agreement. The Note was further amended to provide that the Note will be repaid in nine monthly installments of $5,000 each and the final installment will be in the amount of $6,000. The Amendment also clarified that the Note is unsecured, rather than secured by the assets of the practice. As of the date of filing of this report, Tracy is current in its payments under the Note, as amended.

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The Amendment made other clerical and technical changes to the Agreement. All other terms of the Agreement, not expressly amended pursuant to the Amendment, remain in full force and effect.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 1, 2016, ACC completed the disposition of assets pursuant to the Agreement and the transaction described in detail under Item 1.01 above.

The Company recognized a loss on disposal in the amount of $476,745 related to this transaction, which consisted of the write off of the remaining goodwill and intangible assets of ACC in the amounts of $461,500 and $27,427, respectively, offset by gain on sale in the amount of $12,182.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement dated as of March 1, 2016 by and among Robert Tracy, D.O., Inc., ApolloMed Care Clinic and Warren Hosseinion, M.D. as nominee for Apollo Medical Management, Inc.

10.2	Non-Interest Bearing Secured Promissory Note dated March 1, 2016

10.3	First Amendment to Stock Purchase Agreement and to Non-Interest Bearing Promissory Note dated as of March 1, 2016 by and among Robert Tracy, D.O., Inc., ApolloMed Care Clinic and Warren Hosseinion, M.D., as nominee for Apollo Medical Management, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: June 28, 2016	By:	/s/ Warren Hosseinion
Name: Warren Hosseinion
Title: Chief Executive Officer

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